Exhibit 10.7G
Amendment No. 7 to the Software Licensing Agreement
DELL/ALTIRIS OMCI INTEGRATION AND DCM DISTRIBUTION
Effective Date: September 25, 2006
This Amendment No. 7 (“Amendment”) to the Software Licensing Agreement (“Agreement”) between Dell Products L.P., a Texas limited partnership located at One Dell Way, Round Rock, Texas 98682 (“Dell”) and Altiris Inc. (“Altiris”) a Delaware corporation with its principal place of business at 588 W. 400 South, Lindon, Utah 84042 effective as of the 26th day of April, 2002 hereby incorporates by reference the following provisions of the Agreement and any and all proceeding Amendments: hereby incorporates by reference the following provisions of the Agreement: Sections 2.3 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 3.5, 4.0-4.2, 5.0-5.8 (including any corresponding services schedule), 6.4, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 8.1 (excluding the reference to a refund), 8.2, 9,2, 9.3, 10.1 and 10.2, (provided that the limitation of liability under this Amendment No, 7,as pertains to Section 10.2 of the Agreement), shall not exceed [*], For the avoidance of ambiguity, references in the Agreement to Licensed Product in the Sections referenced above shall apply to DCM X in the same manner as such foregoing provisions apply to Licensed Products (i.e., DCM X shall be deemed to be a Licensed Product for the purposes of the Agreement sections detailed above). In the event that the terms and conditions of this Amendment conflict with the terms and conditions of the Agreement or the SDK Agreement referenced below, the terms and conditions of this Amendment will prevail.
1. Purpose
WHEREAS, Altiris desires to license DCM X software products to Dell;
WHEREAS, Dell has previously provided Altiris with certain Dell Open Manage source code, object code, documentation and other Dell intellectual property (“SOFTWARE PRODUCT”), as more completely described in Attachment A of the Software Developer Kit for OpenManage Agreement with an effective date of June 18, 2004 (“SDK Agreement”), and Dell will provide additional license rights to Altiris as further described in Section 3 below, and
WHEREAS, Altiris will provide to Dell certain distribution and related rights in and to the DCM X software products as defined below;
NOW THEREFORE, in consideration for the obligations set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Dell and Altiris agree to the following:
2. Defined Term
“DCM X” means the Altiris software products with the product name of “Dell Client Manager (version X)” which product incorporates the SOFTWARE PRODUCT and derivatives thereof.
“SOW” means the separate and mutually agreed to and mutually executed statement of work for each version of DCM.
3. Grant of Licenses
3.1 Altiris License Grant
DCM X. Altiris hereby grants to Dell a perpetual, irrevocable (except for material breach by Dell of the terms of this Amendment in accordance with Section 9.2 of the Agreement), nonexclusive, nontransferable, non-sublicenseable (except to end users), worldwide, [*] license under all intellectual property rights, owned or controlled by Altiris, which are necessary to exercise the rights to: (i) use, execute, reproduce,

[*] These provisions are the subject of a Confidential Treatment Request display, perform and distribute copies of DCM X, (ii) authorize Dell’s channel partners or resellers under appropriate agreements to redistribute DCM X to end user customers solely in conjunction with, or for use with, Dell systems, solely in executable format, provided that any such redistributions of DCM X to end users shall be solely pursuant to Dell’s end user license agreement (“EULA”), the wording of which shall be at least as protective of Altiris as the Altiris EULA (“Exhibit G” of the Agreement) which Exhibit G shall be incorporated herein by reference hereto, (iii) use copies of DCM X for demonstration, marketing or training purposes, (iv) distribute a replacement copy of DCM X to an end user customer in exchange for the return of a defective copy or to fix an error in a copy, (vi) reproduce copies for backup or archival purposes, (vi) conduct testing and validation in accordance with the SOW, (vii) distribute upgrades of DCM X (if any are provided by Altiris to Dell) to an existing customer who has previously obtained a copy of DCM X.
3.2 Documentation. Altiris hereby grants to Dell a nonexclusive, worldwide, royalty-free license under Altiris’ copyrights to translate (in any language not already provided for by Altiris as identified in the SOW) and distribute Altiris’ end user manuals and training documentation for DCM X as provided to Dell by Altiris (“Documentation”), provided that (i) Dell shall be fully liable for any and all errors or inaccuracies resulting from any changes made to the Documentation as part of the translation process (for the additional languages not already provided for by Altiris as identified in the SOW), and (ii) Dell shall remove any Altiris copyrights or logos from such translated versions.
3.3 Distribution Limitations. Dell and Altiris agree and acknowledge that either party is free to choose not to distribute a DCM X product if it determines in its sole discretion that a significant quality issue exists with the DCM X product. In the event that either party determines that DCM X has such a significant quality issue, the requesting party shall have the right to request a stop shipment of all DCM X distribution by both parties until the issue has been mutually resolved, and the non-requesting party shall reasonably investigate the request, provided that the non-requesting party shall have no obligation to agree to such stop shipment.
3.4 Open Source Restrictions. Neither party shall, in any manner, cause DCM X or the SOFTWARE PRODUCT in whole or in part to become subject to any of the terms of an Excluded License, whether through the creation of derivative works, distribution mechanisms, or by bundling the software via static or dynamic links to software governed by an Excluded License. An “Excluded License” is any license which requires as a condition of use, modification and/or distribution of software subject to the Excluded License, that such software or other software combined and/or distributed with such software be disclosed or distributed in source code format.
4. Development and Pre-Release Testing. Development of DCM X shall be conducted pursuant to the SOW. To enable Altiris to properly test and validate pre-release and production ready versions of DCM X, Dell agrees that it shall use best efforts, at no cost to Altiris to provide: (i)an agreed to number of each pre-production hardware model developed by Dell, subsequent to the Effective Date of this Amendment, for Altiris’ sole use in development, integration and compatibility verification, and testing of DCM X, and (ii) at least thirty (30) days prior to their release, an agreed to number of each production hardware model to be released by Dell, subsequent to the Effective Date of this Amendment, for Altiris’ sole use in validation, and associated quality assurance purposes of DCM X, as well as for support purposes of DCM X. Dell understands that all such foregoing platform support obligations on the part of Altiris shall be contingent upon Altiris’ receipt of the above-referenced Dell hardware models.
5. Pre-Delivery Testing, Delivery and Acceptance
Prior to delivery by Altiris to Dell of the production ready version of DCM X, Altiris shall perform testing as required to ensure that DCM X substantially complies with the written specification in the SOW. Altiris shall, at its expense, deliver a master copy of production versions of DCM X software in executable format, and associated development documentation required by Dell for testing purposes, in accordance with the schedule set forth in the SOW. Altiris shall also, at its expense, deliver to Dell, within thirty (30) days of their availability, updates, bug fixes, and maintenance modifications, if any, made to DCM X developed during the term of this Amendment or as otherwise agreed to. For the purposes of clarification, new applications incorporating Licensed Products, SOFTWARE PRODUCTS, or DCM 2.0, as developed by Altiris, shall not be deemed to fall within the obligation of the preceding sentence.
Within fifteen (15) business days after receipt from Altiris of DCM X, Dell shall test and validate DCM X for substantial conformance with the specifications in the SOW, using the acceptance criteria set forth in the SOW Exhibit C (Attachment 1), and shall communicates to Altiris, via a detailed written report, any substantial nonconformance with the specifications. Altiris shall then have thirty (30) business days to promptly respond, and if required, shall have a reasonable time to make appropriate such modifications such as will enable DCM X to substantially comply with the specification.
6. Term and Termination
The initial term of this Amendment is five (5) years from the Effective Date of this Amendment unless terminated in accordance with the terms of Section 9.2 of the Agreement as amended or if another agreement is executed that specifically supersedes this Amendment No. 7. This Amendment will automatically renew each year upon the termination date unless thirty (30) days prior to the termination date, written notice is provided by the terminating party. In the event of expiration or termination of this Amendment for any reason, other than material breach by either party: (i) all licenses to Dell hereunder shall be terminated after ninety (90) days wind-down period, provided that licenses to end user customers of DCM X shall not be affected; ii) all provisions which should reasonably survive shall continue in full force and effect and shall bind the parties and their successors, heirs, assigns and legal representatives, (iii) the parties will work together to develop a mutually agreeable plan to provide continued service to affected Dell end users after the expiration who have not executed a support agreement directly with Altiris, which may include, without limitation, payment of additional fees to Altiris, and (iv) Dell shall retain a limited license in and to DCM X solely for support purposes for end user customers who purchased or received DCM X prior to the effective date of expiration or termination of this Amendment in order to satisfy Dell’s existing contractual obligations to address support issues for such end users for one (1) year, and the parties will mutually agreed upon additional support, if necessary. With the foregoing exception, Dell shall return to Altiris or certify the destruction of any copies of DCM X in its possession.
7. Royalties, Expenses, Support Fees and Payments
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8. [*].
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9. Follow-on Efforts. As noted above, each new version of DCM shall require the negotiation and execution of a new SOW.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the above referenced Agreement by their respective duly authorized officers.

DELL PRODUCTS L.P.	ALTIRIS, INC.

BY: Neil Hand	BY: Michael R. Samuelian

SIGNATURE: /s/ Neil Hand	SIGNATURE: /s/ Michael R. Samuelian

TITLE: VP Enterprise	TITLE: Vice President Sales

DATE: 9/27/06	DATE: October 4, 2006